Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Fortistar Sustainable Solutions Corp. (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated January 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Fortistar Sustainable Solutions Corp. as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020, which report appears in the Prospectus on Amendment No. 2 to Form S-1, which is part of the Registration Statement of  Fortistar Sustainable Solutions Corp. (File No. 333-251922).

/s/ Marcum llp

Marcum llp
New York, NY
January 26, 2021